Exhibit 99.1

Navarre Reports Strong Fiscal Second Quarter 2013 Financial Results

EBITDA Increases $2.5 Million with Sales Growth in Key Categories

MINNEAPOLIS, MN – October 29, 2012 – Navarre Corp. (NASDAQ: NAVR) (“Navarre”), a vertically integrated, multi-channel platform for retailers and manufacturers, reported financial results for its fiscal second quarter ended September 30, 2012.

Fiscal Q2 2013 Financial Highlights vs. Year-Ago Quarter:

●	Announced the definitive agreement to acquire SpeedFC, a provider of e-commerce services

●	Net sales in Canada increased 58% to $16.7 million

●	Net sales in the e-commerce channel increased 32% to $19.6 million

●	Software net sales grew 8% to $83.8 million

●	Encore sales up 12% to $7.1 million

●	Total operating expenses reduced 20% to $11.3 million

●	Net income increased to $488,000 or $0.01 per share, versus a net loss of $1.2 million or $(0.03) per share

●	Adjusted EBITDA increased to $2.2 million, compared to a loss of $298,000

●	The company continued to carry no debt at September 30, 2012

Fiscal Q2 2013 Financial Results

Consolidated net sales from ongoing product lines in the fiscal second quarter of 2013 increased 4% to $104.1 million from $100.4 million in the year-ago quarter. The increase was generated across several areas of the company’s business, including proprietary software published by Encore, distributed third-party software, consumer electronics and accessories (CE&A) products, e-commerce fulfillment, as well as sales in the Canadian retail distribution channel. Including sales from the home video product category, which Navarre announced its departure from at the end of its fiscal year 2012, consolidated net sales in the fiscal second quarter of 2013 were $104.1 million, down slightly from $106.6 million in the year-ago quarter.

The company’s focus on cost reduction and efficiency continued to produce positive results in the fiscal second quarter of 2013. Total operating expenses were reduced by 20% to $11.3 million, compared to $14.2 million in the year-ago quarter.

Net income in the second quarter of fiscal 2013 increased to $488,000 or $0.01 per share, compared to a net loss of $1.2 million or $(0.03) per share in the year-ago quarter.

Adjusted EBITDA (a non-GAAP term) in the fiscal second quarter of 2013 increased significantly to $2.2 million, compared to a loss of $298,000 in the second quarter of fiscal year 2012 (see “Use of Non-GAAP Financial Information” below, for further discussion).

The company continued to carry no debt at September 30, 2012.

On September 27, 2012, Navarre entered a definitive agreement to acquire SpeedFC, a provider of e-commerce services to online retailers and manufacturers. This transaction is expected to close in November 2012, and is subject to a number of contingencies, including the approval by Navarre’s shareholders to issue more than 20% of its outstanding shares as required under NASDAQ rules, and securing necessary financing. Navarre anticipates closing the SpeedFC acquisition in its third quarter and providing an update to its guidance at that time.

Management Commentary

“The robust results we experienced in the fiscal second quarter reflect the proactive steps we’ve taken in the key growth areas of our business,” said Richard Willis, president and CEO of Navarre. “We are encouraged that net sales increases were broad-based and that our three targeted organic growth initiatives—Canada, e-commerce and CE&A—have sustained healthy double-digit growth rates throughout the first six months of our fiscal year, growing 46%, 25% and 35% year-over-year, respectively.”

“During the quarter, we announced an agreement to acquire SpeedFC,” continued Willis. “Following this acquisition, Navarre will have an operating platform that is unique in the marketplace. We will be able to offer our customers world class e-commerce platforms and web hosting, 24/7 customer service, third party logistics, as well as retail and direct-to-consumer distribution. We believe the steps we have taken to focus on our growth areas, realign our cost structure and to pursue synergistic acquisitions like SpeedFC clearly positions Navarre as a single-source solution for retailers and manufacturers who seek to simplify their supply chain.

“We continue to be focused on driving down our costs. In the past year, we have successfully reduced our operating expenses by approximately $1 million a month. For the first six months of fiscal 2013, our operating costs are down $6.7 million or 23%. Our emphasis on efficiency and sales from targeted organic growth markets has resulted in second quarter adjusted EBITDA of over $2.2 million versus a loss of approximately $300,000 in the same period last year. I appreciate and thank our organization for their efforts toward this turnaround in Navarre’s performance.”

Outlook

The company’s guidance for fiscal 2013, issued on May 22, 2012, remains on track with net sales expected to be between $460.0 million and $480.0 million, and adjusted EBITDA anticipated to be between $9.0 and $11.0 million. Navarre expects to update its fiscal year 2013 guidance following the anticipated closing of the SpeedFC transaction.

Conference Call

Navarre will host a conference call tomorrow, Tuesday, October 30, 2012 at 11:00 a.m. Eastern time to discuss its fiscal second quarter 2013 results. President and CEO Richard Willis and CFO Diane Lapp will host the call, followed by a question and answer period.

Date: Tuesday, October 30, 2012
Time: 11:00 a.m. Eastern time (10:00 a.m. Central time)
Dial-In Number: 1-866-783-2146
Conference ID#: 91857747

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay via the “Investors” section of the company’s website at www.Navarre.com.

A replay of the conference call will be available after 1:00 p.m. Eastern time on the same day through November 6, 2012.

Toll-free replay number: 1-888-286-8010
Replay passcode: 37429287

About Navarre Corporation

Founded in 1983, Navarre® is a vertically integrated, full-service platform for retailers and manufacturers. The company uniquely offers multi-channel sales solutions, including retail distribution programs, e-commerce fulfillment and third party logistics services. Navarre is headquartered in Minneapolis, Minnesota. For additional information, please visit the company’s website at www.Navarre.com.

Use of Non-GAAP Information

In evaluating the company’s financial performance and operating trends, management considers information concerning the company’s net sales before inter-company eliminations, and earnings before interest, taxes, depreciation, amortization, share-based compensation expense and restructuring charges from continuing operations, which are not calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States of America. The company’s management believes these non-GAAP measures are useful to investors because they provide supplemental information that facilitates comparisons to prior periods and for the evaluation of financial results. Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures. The method the company uses to produce non-GAAP results is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a replacement for corresponding GAAP measures. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is attached to this release and can also be found on the company’s website at www.Navarre.com.

Safe Harbor

The statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbors provided therein. The forward-looking statements are subject to risks and uncertainties, and the actual results that the company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to: difficult economic conditions that adversely affect the company’s customers and vendors; the company’s revenues being derived from a small group of customers; pending or prospective litigation may subject the company to significant costs; the seasonal nature of the company’s business; the company’s ability to adapt to the changing demands of its customers; the potential for the company to incur significant costs and to experience operational and logistical difficulties in connection with its information technology systems and infrastructure; the company’s dependence on significant vendors; the uncertain results of developing new software products; uncertain financial results in the publishing segment; the company’s ability to meet significant working capital requirements related to distributing products; and the company’s ability to compete effectively in the highly competitive distribution and publishing industries. In addition to these, a detailed statement of risks and uncertainties is contained in the company’s reports to the U.S. Securities and Exchange Commission (the “SEC”), including, in particular, the company’s proxy statement filed October 10, 2012, the company’s Form 10-K filings, as well as its other SEC filings and public disclosures.

Investors and shareholders are urged to read this press release carefully. The company can offer no assurances that any projections, assumptions or forecasts made or discussed in this press release will be met, and investors should understand the risks of investing solely due to such projections. The forward-looking statements included in this press release are made only as of the date of this report and the company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Investors and shareholders may obtain free copies of the public filings through the website maintained by the SEC at http://www.sec.gov/ or at one of the SEC’s other public reference rooms in Washington, D.C., New York, New York or Chicago, Illinois. Please contact the SEC at 1-800-SEC-0330 for further information with respect to the SEC’s public reference rooms.

NAVARRE CORPORATION
Consolidated Condensed Balance Sheets
(In thousands)

	(Unaudited)	(Unaudited)
	September 30,	September 30,	March 31,
	2012	2011	2012
Assets:
Current assets:
Cash	$-	$5,403	$5,600
Accounts receivable, net	66,294	59,088	47,935
Inventories	34,723	34,486	28,850
Deferred tax assets — current, net	1,174	6,719	1,580
Other	1,739	3,846	2,211
Total current assets	103,930	109,542	86,176
Property and equipment, net	6,397	8,213	6,868
Goodwill and intangible assets, net	1,278	7,802	1,547
Deferred tax assets — non-current, net	18,846	25,316	18,450
Other assets	7,432	14,529	8,335
Total assets	$137,883	$165,402	$121,376
Liabilities and shareholders’ equity:
Current liabilities:
Accounts payable	$91,120	$83,407	$73,421
Other	4,926	8,663	6,642
Total current liabilities	96,046	92,070	80,063
Long-term liabilities:
Other liabilities	1,542	1,865	1,497
Total liabilities	97,588	93,935	81,560

Shareholders’ equity	40,295	71,467	39,816
Total liabilities and shareholders’ equity	$137,883	$165,402	$121,376

NAVARRE CORPORATION
Consolidated Statements of Operations and Comprehensive Income (Loss)
(In thousands, except per share amounts)
(Unaudited)

	Three months ended September 30,		Six months ended September 30,
	2012	2011	2012	2011
Net sales	$104,132	$106,568	$195,404	$210,584
Cost of sales (exclusive of depreciation)	92,016	93,973	173,241	184,202
Gross profit	12,116	12,595	22,163	26,382
Operating expenses:
Selling and marketing	4,549	5,005	8,493	10,048
Distribution and warehousing	1,801	2,495	3,513	4,938
General and administrative	4,166	5,753	8,238	11,677
Depreciation and amortization	814	927	1,627	1,899
Total operating expenses	11,330	14,180	21,871	28,562
Income (loss) from operations	786	(1,585)	292	(2,180)
Other income (expense):
Interest income (expense), net	(166)	(288)	(261)	(581)
Other income (expense), net	142	(255)	(99)	(330)
Income (loss) from operations, before income tax	762	(2,128)	(68)	(3,091)
Income tax benefit (expense)	(274)	879	(15)	1,215
Net income (loss)	$488	$(1,249)	$(83)	$(1,876)
Earnings (loss) per common share:
Basic	$0.01	$(0.03)	$-	$(0.05)
Diluted	$0.01	$(0.03)	$-	$(0.05)
Weighted average shares outstanding:
Basic	37,180	36,831	37,168	36,719
Diluted	37,348	36,831	37,168	36,719

Other comprehensive income (loss):
Net unrealized gain (loss) on foreign exchange rate translation, net of tax	55	(279)	83	(267)
Comprehensive income (loss)	$543	$(1,528)	$-	$(2,143)

NAVARRE CORPORATION
Supplemental Information
(In thousands)
(Unaudited)

Reconciliation of Net Sales Before Inter-Company Eliminations to GAAP Net Sales and Business Segment Information

	Three Months Ended September 30,				Six Months Ended September 30,
	2012	%	2011	%	2012	%	2011	%
Net sales:
Software	$83,837	80.5%	$77,528	72.7%	$149,301	76.4%	$151,956	72.2%
Consumer electronics and accessories	15,653	15.0%	14,816	13.9%	36,500	18.7%	27,042	12.8%
Video games	2,181	2.1%	5,556	5.2%	4,920	2.5%	10,352	4.9%
Home video	-	0.0%	6,137	5.8%	-	0.0%	16,421	7.8%
Distribution	101,671	97.6%	104,037	97.6%	190,721	97.6%	205,771	97.7%
Publishing	7,081	6.8%	6,315	5.9%	12,499	6.4%	13,522	6.4%
Net sales before inter-company eliminations	108,752		110,352		203,220		219,293
Inter-company eliminations	(4,620)	-4.4%	(3,784)	-3.6%	(7,816)	-4.0%	(8,709)	-4.1%
Net sales as reported	$104,132		$106,568		$195,404		$210,584

Operating income (loss)
Distribution	$(1,209)		$(1,670)		$(2,624)		$(3,909)
Publishing	1,995		85		2,916		1,729
Consolidated operating income (loss)	$786		$(1,585)		$292		$(2,180)

Net Sales by Geographic Region
United States	$92,097		$99,791		$174,418		$199,606
International	16,655		10,561		28,802		19,687
Net sales before inter-company eliminations	108,752		110,352		203,220		219,293
Inter-company eliminations	(4,620)		(3,784)		(7,816)		(8,709)
Net Sales as reported	$104,132		$106,568		$195,404		$210,584

Net Sales by Sales Channel
Retail	$89,132		$95,525		$167,428		$190,659
E-commerce	19,620		14,827		35,792		28,634
Net sales before inter-company eliminations	108,752		110,352		203,220		219,293
Inter-company eliminations	(4,620)		(3,784)		(7,816)		(8,709)
Net Sales as reported	$104,132		$106,568		$195,404		$210,584

NAVARRE CORPORATION
Consolidated Condensed Statements of Cash Flows
(In thousands)

	(Unaudited)
	Six months ended September 30,
	2012	2011
Net cash used in operating activities	(15,653)	(6,037)
Net cash provided by (used in) investing activities	(813)	20,104
Net cash provided by (used in) financing activities	10,866	(8,664)

Net increase (decrease) in cash	(5,600)	5,403
Cash and cash equivalents at beginning of period	5,600	-
Cash and cash equivalents at end of period	$-	$5,403

NAVARRE CORPORATION
Supplemental Information
(In thousands)
(Unaudited)

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months		Six Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
Net income (loss), as reported	$488	$(1,249)	$(83)	$(1,876)
Interest expense, net	166	288	261	581
Income tax expense (benefit)	274	(880)	15	(1,215)
Depreciation and amortization	814	927	1,627	1,899
Foreign translation loss (gain)	(137)	255	106	329
Share-based compensation	236	361	460	423
Transaction costs	393	-	393	-
Adjusted EBITDA	$2,234	$(298)	$2,779	$141

Investor Relations

Liolios Group, Inc.
Cody Slach
1-949-574-3860
NAVR@liolios.com